WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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	Exhibit 27 - Financial Data Schedule

9-30-00
Amount (In Thousands)
Cash	$ 5,638
Federal Funds Sold	  20
Trading Assets	-0-
Investments AFS	32,707
Investments HTM	-0-
Investments-Market	-0-
Loans	76,331
Allowance for Losses	735
Total Assets	120,323
Deposits	108,311
Securities Sold Under Agreements to Repurchase	386
Short-Term Borrowings	1,200
Other Liabilities	189
Long-Term Debt	-0-
Preferred Stock-Mandatory	-0-
Preferred-Non Mandatory	-0-
Common Stock	2,822
Other Stockholders Equity	6,943
Total Liab.-Stockh. Equity	120,323
Interest on Loans	5,125
Interest on Investments	1,661
Other Interest Income	38
Total Interest Income	6,824
Interest on Deposits	3,264
Total Interest Expense	3,327
Net Interest Income	3,497
Provision-Loan Losses	185
Securities-Gain/Loss	-0-
Other Expenses	2,915
Income Before Tax	1,694
Income Before Extraordinary 	1,694
Extraordinary Less Tax	-0-
Cumul. Change Acct. Principal	-0-
Net Income	1,038
Earnings Per Share-P	1.87
Earnings Per Share-D	1.87
Net Interest Yield-EA	3.57
Loans-Non Accrual	122
Loans Past Due > 90 Days	177
Troubled Debt Restructuring	-0-
Potential Problem Loans	-0-
Allowance-Beginning	618
Total Charge-Offs	111
Total Recoveries	43
Allowance End of Period	735
Loan Loss-Domestic	735
Loan Loss-Foreign	-0-
Loan Loss-Unallocated	-0-



(b)	Reports on Form 8-K, None.








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